Exhibit 10.1.r

SECOND AMENDMENT TO THE
AGL RESOURCES INC. NONQUALIFIED SAVINGS PLAN

THIS SECOND AMENDMENT to the AGL Resources Inc. Nonqualified Savings Plan (the “Plan”) hereby is made by AGL Resources Inc. (the “Controlling Company”) as of this 27th day of October, 2004.

W I T N E S S E T H:

WHEREAS, the Controlling Company maintains the Plan (as most recently amended and restated as of January 1, 2001) to provide nonqualified unfunded deferred compensation for the benefit of a select group of management or highly compensated employees; and

WHEREAS, the Controlling Company desires to amend the Plan to change the default investment under the Plan for participants who fail to make an election or whose election is inadequate; and

WHEREAS, the Controlling Company desires to amend the Plan to clarify the identification of the Investment Committee as the committee responsible for establishing and reviewing the array of Investment Funds available under the Plan; and

WHEREAS, Section 9.1 of the Plan permits the Company to amend the Plan at any time;

NOW, THEREFORE, effective as of January 1, 2004, the Plan hereby is amended as follows:

1.

A new Section 1.25A shall be added to the Plan between Sections 1.25 and 1.26, to read as follows:

“1.25A. Investment Committee shall mean the committee which is appointed by and acts on behalf of the Controlling Company with respect to making and effecting investment decisions, all as provided in Article V. The Controlling Company may act in lieu of the Investment Committee as it deems appropriate or desirable.”

2.

Subsections (a) and (b) of Section 5.2 of the Plan shall be amended to read as follows:

“5.2 Investment Funds. To the extent a trust fund is established, all Contributions to the Plan shall be invested in the following manner:

(a) Named Investment Funds. In accordance with instructions from the Investment Committee and the terms of the Plan, the Trustee shall establish, for the investment of assets of the trust fund, one or more of the investment fund or funds established under the Retirement Savings Plus Plan.

(b) Other Investment Funds. At the direction of the Investment Committee, the Trustee shall establish other Investment Funds, in addition to or in lieu of the Investment Funds described herein, which may include, for example, other income funds or equity funds. Such other Investment Funds shall be established without necessity of amendment to the Plan or the Trust and shall have the investment objectives prescribed by the Investment Committee and to which the Trustee consents. Such other Investment Funds also may be established and maintained for any limited purpose(s) the Investment Committee may direct.”

3.

The first sentence of Section 5.3 of the Plan shall be amended to read as follows:

“5.3 Investment Procedures.

Each Participant or Beneficiary generally may direct the manner in which his Accounts shall be invested in and among the Investment Funds; provided, however, that the Investment Committee shall have sole discretion as to investment of a Participant’s or Beneficiary’s Accounts and may refuse to follow a Participant’s or Beneficiary’s investment directions.”

4.

The last sentence of subsection (a) of Section 5.3 of the Plan shall be amended to read as follows:

“In the event a Participant fails to make an investment election or a Participant’s election form is incomplete or insufficient in some manner, the Participant’s future Before Tax Contributions will be invested in the Stable Value Trust Fund or any successor stable fund.”

5.

Subsection (a) of Section 5.4 of the Plan shall be amended to read as follows:

“5.4 Acquisition of Company Stock.

(a) In General. To the extent that Contributions and investment earnings on Company Stock are paid in cash, the Trustee shall effect purchases of Company Stock in compliance with all applicable securities laws, and in its sole discretion, may purchase Company Stock in the open market and/or in privately negotiated transactions with holders of Company Stock and/or the Controlling Company. All purchases of Company Stock by the Trust will be made at a price or prices which, in the judgment of the Trustee, do not exceed the fair market value of such Company Stock as of the date of the purchase.”

6.

Subsection (c) of Section 8.1 of the Plan shall be amended by deleting subclause (v) thereof, so that such subsection (c) shall read as follows:

“(c) Powers and Responsibility. The Administrative Committee shall have complete control of the administration of the Plan hereunder, with all powers necessary to enable it properly to carry out its duties as set forth in the Plan and the Trust Agreement. The Administrative Committee shall have the sole authority in its discretion to (i) construe the Plan and to determine all questions that shall arise thereunder; (ii) decide all questions relating to the eligibility of Employees to participate in the benefits of the Plan; (iii) determine the benefits of the Plan to which any Participant or Beneficiary may be entitled; (iv) maintain and retain records relating to Participants and Beneficiaries; (v) prepare and furnish to the Trustee sufficient employee data and the amount of Contributions received from all sources so that the Trustee may maintain separate accounts for Participants and Beneficiaries and make required payments of benefits; (vi) arrange for any required fiduciary bonding; and (vii) prepare and file or publish with the Secretary of Labor, the Secretary of the Treasury, their delegates and all other appropriate government officials all reports and other information required under law to be so filed or published.”

7.

Subsection (a) of Section 8.2 of the Plan shall be amended to read as follows:

“8.2 Controlling Company and Board.

“(a) General Responsibilities. The Controlling Company and the Board shall have the authority and responsibility to (i) appoint the Trustee, the Investment Committee and the Administrative Committee and to monitor each of their performances; (ii) communicate such information to the Trustee, the Investment Committee and the Administrative Committee as each needs for the proper performance of its duties; (iii) provide channels and mechanisms through which the Administrative Committee, the Investment Committee and/or the Trustee can communicate with Participants and Beneficiaries; and (iv) perform such duties as are imposed by law or by regulation and serve as Plan Administrator in the absence of an appointed Administrative Committee.”

8.

Except as specifically set forth above, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer as of the date first above written.

AGL RESOURCES INC.

By:  /s/ Melanie M. Platt
        Title: Senior Vice President